AGREEMENT AND PLAN OF MERGER between EMAGINOS, INC., a Delaware corporation ("Emaginos Delaware"), and EMAGINOS, INC., a Virginia corporation ("Emaginos Virginia"), Emaginos Delaware and Emaginos Virginia being sometimes referred to herein as the "Constituent Corporations."

     WHEREAS, the board of directors of each Constituent Corporation deems it advisable that the Constituent Corporations merge into a single corporation (the "Merger");

     NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties agree as follows:

    a. Surviving Corporation. Emaginos Virginia shall be merged with and into Emaginos Delaware which shall be the surviving corporation (hereinafter the "Surviving Corporation") in accordance with the applicable laws of the State of Delaware and the Commonwealth of Virginia.

     b. Merger Date. The Merger shall become effective (the "Merger Date") upon the completion of:

     (i) Adoption of this Agreement by the shareholders of Emaginos Virginia pursuant to the Virginia Stock Corporation Act and by the shareholders of Emaginos Delaware pursuant to the General Corporation Law of Delaware;

     (ii) Execution and filing of the Certificate of Merger with the Commissioner of Corporations of the Commonwealth of Virginia in accordance with the Virginia Stock Corporation Act; and

     (iii) Execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware.

     c. Time of Filings. The Certificates of Merger shall be filed with the Commissioner of Corporations of the Commonwealth of Virginia and the Secretary of State of Delaware upon the approval of this Agreement by the shareholders of the Constituent Corporations and the fulfillment or waiver of the terms and conditions herein.

     d. Accounting Period. Notwithstanding any other provision herein relating to the Merger Date, for all accounting purposes the effective date of the Merger shall be as of September 10, 2018.

     e.   Governing Law

     The Surviving Corporation shall be governed by the laws of the State of Delaware.

     f.     Certificate of Incorporation

     The Certificate of Incorporation of Emaginos Delaware shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Date, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation in accordance with the laws of the State of Delaware.

     g.     Bylaws

     The Bylaws of the Surviving Corporation shall be the Bylaws of Emaginos Delaware as in effect on the date of this Agreement.

     h.     Name of Surviving Corporation

     The Surviving Corporation will retain its name.

Conversion

     The mode of carrying the merger into effect and the manner and basis of converting the shares of Emaginos Virginia into shares of the Surviving Corporation are as follows:

          i. The aggregate number of shares of Emaginos Virginia Common Stock issued and outstanding on the Merger
	       Date shall, by virtue of the merger and without any actopm on the part of the holders thereof, be converted of September 10, 2018. aggregate of 5,494,000 shares of Emaginos Delaware Common Stock adjusted by any increase for fractional shares and reduced by any Dissenting Shares (defined below).

          ii. Subject to such adjustments, there shall be 82,285,885 shares of Emaginos Delaware Common Stock issued and outstanding upon completion of the Merger held as follows: 4,954,000 common shares held by the shareholders of Emaginos Virginia issued pursuant to this Merger and 77,331,885 common shares held by existing shareholders of which 66,000,000 shares are held by the officers and directors.

          iii. Emaginos Delaware Common Stock shall be issued to the holders of the Emaginos Virginia Common Stock in exchange for their shares on a pro rata basis in accordance with each holder's relative ownership of the Emaginos Virginia Common Stock that is being exchanged.

          iv. All outstanding warrants of Emaginos Virginia and any other outstanding rights to purchase stock of Emaginos Virginia shall be adjusted, pursuant to the terms contained in such warrants or other rights documents, for conversion to warrants or rights to purchase stock of Emaginos Delaware on the same ratio as provided by the Merger.

          v. Fractional shares of Emaginos Delaware Common Stock shall not be issued, but in lieu thereof Emaginos
               Delaware shall round up fractional shares to the next highest whole number.

          vi. The shares of Emaginos Delaware Common Stock to be issued in exchange for Emaginos Virginia Common
               Stock hereunder shall be proportionately reduced by any shares owned by the Emaginos Virginia shareholders who shall have timely objected to the merger (the "Dissenting Shares") in accordance with the provisions of Section 13.1-716 of the Virginia Stock Corporation Act, which objections will be dealt with as provided in those sections.

          vii. Each Share of the Emaginos Virginia Common Stock that is issued and outstanding and owned by Emaginos Virginia on the Merger Date shall, by virtue of the merger and without any action on the part of Emaginos Virginia, be retired and canceled.

        viii. Each certificate evidencing ownership of shares of Emaginos Delaware Common Stock issued and outstanding on the Merger Date or held by Emaginos Delaware in its treasury shall continue to evidence ownership of the same number of shares of Emaginos Delaware Common Stock.

     i.     Exchange of Certificates

     As promptly as practicable after the Merger Date, each holder of an outstanding certificate or certificates theretofore representing shares of the Emaginos Virginia Common Stock (other than certificates representing Dissenting Shares) shall surrender such certificate(s) for cancellation to the party designated by the Surviving Corporation to handle such exchange (the "Exchange Agent"), and shall receive in exchange a certificate or certificates representing the number of full shares of Emaginos Delaware Common Stock into which the shares of the Emaginos Virginia Common Stock represented by the certificate or certificates so surrendered shall have been converted. The conversion rate shall be 10 shares of Emaginos Virginia for 4 shares of Emaginos Delaware i.e. a rate of 1-for-.4 shares.

     j.     Unexchanged Certificates

     Until surrendered, each outstanding certificate that prior to the Merger Date represented the Emaginos Virginia Common Stock (other than certificates representing Dissenting Shares) shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Emaginos Delaware Common Stock into which it was converted. No dividend or other distribution payable to holders of Emaginos Delaware Common Stock as of any date subsequent to the Merger Date shall be paid to the holders of outstanding certificates of the Emaginos Virginia Common Stock; provided, however, that upon surrender and exchange of such outstanding certificates (other than certificates representing Dissenting Shares), there shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions that would have been payable subsequent to the Merger Date with respect to the shares of Emaginos Delaware Common Stock represented thereby.

     k.     Board of Directors and Officers

     The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of Emaginos Delaware on the Merger Date. The officers of the Surviving Corporation shall be the officers of Emaginos Delaware on the Merger Date.

     l.     Effect of the Merger

     On the Merger Date, the separate existence of Emaginos Virginia shall cease (except insofar as continued by statute), and it shall be merged with and into the Surviving Corporation. All the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed.
The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations, including liabilities to holders of Dissenting Shares, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.

     m.     Approval of Shareholders

     This Agreement shall be adopted by the shareholders of the Constituent Corporations at meetings of such shareholders called for that purpose or by written consent pursuant to and according to the applicable state laws thereto, if so required. There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of the holders of all the shares of the Common Stock issued and outstanding and entitled to vote for each of the Constituent Corporations, if required by applicable state law thereto.

     n.     Representations and Warranties of Emaginos Virginia

     Emaginos Virginia represents and warrants that:

          i.   Corporate Organization and Good Standing.
               Emaginos Virginia is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

          ii. Capitalization. Emaginos Virginia's authorized capital stock consists of 250,000,000 shares of Common Stock, no par value, of which 12,385,000 shares are issued and outstanding, and no preferred stock.

          iii. Issued Stock. All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and nonassessable.

          iv. Corporate Authority. Emaginos Virginia has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

          v. Authorization. Execution of this Agreement has been duly authorized and approved by the Emaginos Virginia's board of directors.

          vi.  Subsidiaries.  Emaginos Virginia has no subsidiaries.

          vii. Financial Statements. Emaginos Virginia's unaudited balance sheets and the related statements of income and retained earnings dated June 30, 2018, copies of which will have been delivered by Emaginos Virginia to Emaginos Delaware prior to the Merger Date ("the Emaginos Virginia Financial Statements"), fairly present the financial condition of Emaginos Virginia as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

        viii. Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Emaginos Virginia Financial Statements, Emaginos Virginia did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

          ix. No Material Changes. There has been no material adverse change in the business, properties, or financial condition of Emaginos Virginia since the date of the Emaginos Virginia Financial Statements.

          x. Litigation. There is not, to the knowledge of Emaginos Virginia, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against
               Emaginos Virginia or against any of its officers.

          xi. Contracts. Emaginos Virginia is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

          xii. Title. Emaginos Virginia has good and marketable title to all the real property and good and valid title to all other property included in the Emaginos Virginia
               Financial Statements. Except as set out in the balance sheet thereof, the properties of Emaginos Virginia are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of with generally acceptedbusiness of Emaginos Virginia.

        xiii. Tax Returns. All federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts, have been properly prepared and filed by Emaginos Virginia for all years to and including the taxable year ending fiscal 2017.
               The provisions for federal and state taxes reflected in the Emaginos Virginia Financial Statements are adequate to cover any such taxes that may be assessed against Emaginos Virginia in respect of its business and its operations during the periods covered by the Emaginos Virginia Financial Statements and all prior periods.

          xiv. No Violation. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Emaginos Virginia is subject or by which Emaginos Virginia is bound.

          o.   Representations and Warranties of Emaginos Delaware

     Emaginos Delaware represents and warrants that:

          i.   Corporate Organization and Good Standing.
               Emaginos Delaware is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

          ii. Reporting Company. Emaginos Delaware has filed with the Securities and Exchange Commission a registration statement on Form 10-12g which was declared effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to
               Section 12 thereunder.

          iii. Reporting Company Status. Emaginos Delaware has timely filed and is current on all reports required to be filed by it pursuant to Secion 12(g) of the Securities Exchange Act of 1934.

          iv. Capitalization. Emaginos Delaware's authorized capital stock consists of 100,000,000 shares of Common Stock, $.0001 par value, of which 77,331,885 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are outstanding.

          v. Stock Rights. There are no stock grants, options, rights, warrants or other rights to purchase or obtain the Emaginos Delaware Common or Preferred Stock issued or committed to be issued.

          vi. Issued Stock. All the outstanding shares of its Common Stock were duly authorized and validly issued, fully paid and non-assessable.

          vii. Corporate Authority. Emaginos Delaware has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

        viii. Authorization. Execution of this Agreement has been duly authorized and approved by Emaginos Delaware's board of directors.

          ix.  Subsidiaries.  Emaginos Delaware has no subsidiaries.

          x. Financial Statements. Emaginos Delaware's audited balance sheets and the related statements of income and retained earnings, dated as of June 30, 2018 copies of which will have been delivered by Emaginos Delaware to Emaginos Virginia by the Merger Date (the "Emaginos Delaware Financial Statements"), fairly present the financial condition of Emaginos Delaware as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

          xi. Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Emaginos Delaware Financial Statements, Emaginos Delaware did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

          xii. No Material Changes. There has been no material adverse change in the business, properties, or financial condition of Emaginos Delaware since the date of the Emaginos Delaware Financial Statements.

        xiii. Litigation. There is not, to the knowledge of Emaginos Delaware, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against
              Emaginos Delaware.

          xiv. Contracts. Emaginos Delaware is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

          xv. Title. Emaginos Delaware has good and marketable title to all the real property and good and valid title to all other property included in the Emaginos Delaware Financial Statements. Except as set out in the balance sheet thereof, the properties of Emaginos Delaware are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Emaginos Delaware.

         xvi. Tax Returns. All federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts, have been properly prepared and filed by Emaginos Delaware, as required, for all years to and including the taxable year ending December 31, 2017. The provisions for federal and state taxes reflected in the Emaginos Delaware Financial Statements are adequate to cover any such taxes that may be assessed against Emaginos Delaware in respect of its business and its operations during the periods covered by the Emaginos Delaware Financial Statements and all prior periods.

     xvii. No Violation. Consummation of the merger will not constitute or result in a breach or default under a provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Emaginos Delaware is subject or by which Emaginos Delaware is bound.

     p.     Conduct of Emaginos Virginia Pending the Merger Date

     Emaginos Virginia covenants that between the date of this Agreement and the Merger Date:

          i. No change will be made in Emaginos Virginia's articles of incorporation or bylaws.

          ii. Emaginos Virginia will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

          iii. Emaginos Virginia will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

     q.     Conduct of Emaginos Delaware Pending the Merger Date

     Emaginos Delaware covenants that between the date of this Agreement and the Merger Date:

          i. No change will be made in Emaginos Delaware's certificate of incorporation or bylaws.

          ii. Emaginos Delaware will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock otherwise than as provided herein.

          iii. Emaginos Delaware will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

     r.     Conditions Precedent to Obligation of Emaginos Virginia

     Emaginos Virginia's obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Emaginos
Virginia:

          i.   Emaginos Delaware's Representations and
               Warranties. The representations and warranties of Emaginos Delaware set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

          ii. Emaginos Delaware's Covenants. Emaginos Delaware shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

     s.     Conditions Precedent to Obligation of Emaginos Delaware

     Emaginos Delaware's obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Emaginos Delaware:

          i.   Emaginos Virginia's Representations and Warranties.
               The representations and warranties of Emaginos Virginia set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

          ii. Emaginos Virginia's Covenants. Emaginos Virginia shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

     t.     Designation of Agent for Service

     As of the Merger Date, the Surviving Corporation hereby irrevocably appoints the Secretary of the State of the Commonwealth of Virginia, if required, as its attorney to accept service of process in any action, suit, or proceeding for the enforcement of any obligations of Emaginos Virginia for which the Surviving Corporation is liable under the Virginia Stock Corporation Act, this Agreement, or the laws of the State of Delaware.

     u.     Access

     From the date hereof to the Merger Date, Emaginos Delaware and Emaginos Virginia shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

     v.     Closing

          i. The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall be made by and take place at the offices of the Exchange Agent or other location designated by the Constituent Corporations without requiring the meeting of the parties hereof.
               All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

          ii. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

          iii. At the Closing, Emaginos Virginia shall deliver to the Exchange Agent in satisfactory form, if not already delivered to Emaginos Delaware:

          (i) A list of the holders of the shares of the Emaginos Virginia Common Stock being exchanged with an itemization of the number of shares held by each, the address of each holder, and the aggregate number of shares of Emaginos Delaware Common Stock to be issued to each holder;

          (ii) Evidence of the consent of shareholders of Emaginos Virginia to this Agreement;

          (iii) Certificate of the Secretary of State of the Commonwealth of Virginia as of a recent date as to the good standing of Emaginos Virginia;

          (iv) Certified copies of the resolutions of the board of directors of Emaginos Virginia authorizing the execution of this Agreement and the consummation of the Merger;

          (v)  The Emaginos Virginia Financial Statements;

          (vi) Secretary's certificate of incumbency of the officers and directors of Emaginos Virginia; and

          (vii) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

          iv. At the Closing, Emaginos Delaware shall deliver to the Exchange Agent in satisfactory form, if not already delivered to Emaginos Virginia:

          (i)  A list of the shareholders of record of Emaginos
Delaware, including, wherever available, addresses and telephone numbers;

          (ii) Evidence of the consent of shareholders of Emaginos Delaware to this Agreement;

          (iii) Certificate of the Secretary of State of Delaware as of a recent date as to the good standing of Emaginos Delaware;

          (iv) Certified copies of the resolutions of the board of directors of Emaginos Delaware authorizing the execution of this Agreement and the consummation of the merger;

          (v)  Emaginos Delaware Financial Statements;

          (vi) Secretary's certificate of incumbency of the officers and directors of Emaginos Delaware; and

          (vii) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

     w.     Survival of Representations and Warranties

     The representations and warranties of the Constituent Corporations set out herein shall survive the Merger Date.

     x.     Arbitration

          i. Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

          ii. Situs. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration within the State of Delaware at a time and place chosen by American Arbitration Association. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

          iii. Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

          iv. Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.
               The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

          v. Rule of Law. Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

          vi. Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

          vii. Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

     viii. Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

          ix. Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

     y.     General Provisions

          i. Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

          ii. Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          iii. Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

          iv. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

    If to Emaginos Delaware, to:

               Emaginos, Inc.
               13428 Maxella Avenue, #144
               Marina Del Rey, California 90292

     If to Emaginos Virginia, to

               Emaginos, Inc.
               13428 Maxella Avenue, #144
               Marina Del Rey, California 90292

     z. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     aa. Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

     ab. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

     ac. Effective Date. This effective date of this Agreement shall be September 23, 2018.

     IN WITNESS WHEREOF, the parties have executed this Agreement.


                             EMAGINOS DELAWARE

                              	By   /s/ Allan Jones
				--------------------
                                 President

                              EMAGINOS VIRGINIA

                              	By   /s/ Allan Jones
				--------------------
                                 President